EXHIBIT 5.1
[Letterhead of GenCorp, Inc.]
June 30, 2008
GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853
As Senior Vice President, General Counsel and Secretary of GenCorp Inc. (the “Company”), I am familiar with the GenCorp Retirement Savings Plan (the “Plan”), and I have examined the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the offering by the Company of up to 5,000,000 shares of its common stock, par value $0.10, to be issued pursuant to the Plan, and have also examined such corporate records and have reviewed such questions of law as I have deemed necessary or appropriate for the purposes of this opinion.
On the basis of such examination and review, I am of the opinion that the interests and equity securities registered under the Securities Act of 1933 pursuant to the Registration Statement will be legally issued, fully paid and non-assessable when sold and issued as provided in the Plan.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Mark A. Whitney
Mark A. Whitney
Senior Vice President, General Counsel and Secretary